NEWS FOR IMMEDIATE RELEASE

March 21, 2001
                                            For Further Information Contact:
                                            Edward M. George
                                            President & CEO (304) 234-9208
                                            Nasdaq Trading Symbol: WSBC

Wheeling, WV. . . WesBanco, Inc. President & CEO, Edward M. George, today announced the adoption of a new stock purchase plan, effective immediately, to begin repurchasing up to one million shares of WesBanco common stock on the open market. The timing, price and quantity of purchases will be at the discretion of the corporation and the program may be discontinued or suspended at any time.

Mr. George indicated that the stock repurchase program presents an attractive opportunity for the corporation at this time. The shares would be available for general corporate purposes, which may include potential acquisitions, shareholder dividend reinvestment and employee benefit plans.

WesBanco is a multi-state bank holding company that operates through 60 banking offices in West Virginia and Ohio. WesBanco subsidiaries include:
WesBanco Bank, Inc., WesBanco Securities and WesBanco Insurance Services, Inc.

On December 29, 2000, WesBanco and Freedom Bancshares jointly announced the execution of a definitive Agreement and Plan of Merger providing for the merger of Freedom's affiliate, Belington Bank, Belington, West Virginia, with and into WesBanco affiliate, WesBanco Bank, Inc. Under the terms of the agreement, WesBanco will exchange WesBanco common stock based upon a fixed exchange ratio of 2.58 shares of WesBanco common stock for each share of Freedom common stock outstanding. The transaction will be accounted for using the purchase method of accounting. At December 31, 2000, Freedom had total assets of $100.5 million, loans of $57.9 million, deposits of $91.9 million and shareholders' equity of $8.0 million.

On February 22, 2001, WesBanco, and American Bancorporation jointly announced the execution of a definitive Agreement and Plan of Merger providing for the acquisition of American Bancorporation through a merger with a wholly-owned subsidiary of WesBanco and the merger of American's affiliate, Wheeling National Bank, with and into WesBanco affiliate, WesBanco Bank, Inc. Under the terms of the agreement, WesBanco will exchange WesBanco common stock based upon a fixed exchange ratio of 1.1 shares of WesBanco common stock for each share of American common stock outstanding. American's bank affiliate, Wheeling National Bank, operates 22 banking offices in West Virginia, Pennsylvania and Ohio, including an office in Washington, Pennsylvania, an office in Cambridge, Ohio and four offices in Columbus, Ohio. The transaction will be accounted for using the purchase method of accounting.
At December 31, 2000, American had total assets of $705.3 million, loans of $386.3 million deposits of $496.1 million, and shareholders' equity of $40.6 million.